NANOPHASE TECHNOLOGIES CORPORATION 8-K

Exhibit 10.1

CERTAIN INFORMATION, MARKED IN THIS EXHIBIT WITH BRACKETS, HAS BEEN EXCLUDED FROM THIS EXHIBIT IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Joint Development Agreement

This Joint Development Agreement (“Agreement”), dated and effective this 31st day of July 2019 (the “Effective Date”), is by and between Nanophase Technologies Corporation a [Delaware Corporation] (“NANX”) and Sumitomo Corporation of Americas, a New York Corporation (“SCOA”).

WHEREAS, NANX is engaged in the research, development and manufacture of coated minerals for sale to the personal care industry;

WHEREAS, SCOA is the parent entity of companies engaged in the development and sale of products to the personal care industry including coated minerals;

WHEREAS, the parties wish to participate in a joint development project to develop commercial products using coating materials that are not UV attenuating and have not previously been marketed commercially by Presperse Corporation (an affiliate of SCOA) (collectively “Coated Specialty Minerals”);

WHEREAS, the parties are willing to grant each other rights to their and their Affiliates’ background intellectual property during the joint development project to permit them to conduct their research and development activities under this Agreement in accordance with the terms and conditions set forth herein; and

WHEREAS, the parties desire to allocate ownership and license rights to the technology developed by, or acquired by either of them for, the joint development project and to allow them to jointly commercialize any products developed during the joint development project all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” has the meaning set forth in Section 10.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term “control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Background Intellectual Property” means NANX Background Intellectual Property and SCOA Background Intellectual Property.

“Bankruptcy Code” has the meaning set forth in Section 13.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

“Change of Control” means with respect to a party, a change of the Person that has control, directly or indirectly, of that party. For the purpose of this definition, “control” has the meaning given to it in the definition of “Affiliate.”

“Coated Specialty Minerals” has the meaning set forth in the Preamble.

“Commercially Reasonable Efforts ” means the carrying out of a party’s obligations under this Agreement with a level of effort and resources consistent with the judgment, efforts and resources that the party who bears the performance obligation or a comparable third party in the personal care industry would employ for products of similar strategic importance and commercial value that result from its own research efforts

“Competing Product” means any product, method, process, or other subject matter that is, or readily can be, applied, used, or adapted for any application or use in substitution for or competition with any Joint Development Product (as defined below).

“Completed Development” means the Steering Committee has concluded that a Joint Development Product is ready for commercialization following the completion of development work, including without limitation by having an agreed product specification, material safety data sheet, and samples provided from at least [****] pilot scale lots of production.

“Confidential Information” means any Information that is treated as confidential by a party, its Affiliates or Representatives, whether in oral, written, electronic, or other form or media, whether or not such Information is marked, designated, or otherwise identified as “confidential,” and includes any Information that due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be non-public, confidential, or proprietary, including, without limitation: (a) the existence, terms and conditions of this Agreement; (b) all Information concerning the Joint Development Project, the Joint Development Product, and Developed Intellectual Property; (c) all Information concerning past, present, and future business affairs including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, research, development, sales and other commercial strategies; (d) all Information concerning unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; (e) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (f) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials that contain, are based on, or otherwise reflect or are derived from, any of the foregoing in whole or in part.

Confidential Information does not include Information that: (w) was already known by or in the possession of the receiving party or its Affiliates or their Representatives without restriction on use or disclosure before the receipt of such Information directly or indirectly from or on behalf of the disclosing party; (x) was or is independently developed by the receiving party without reference to or use of any of the disclosing party’s Confidential Information; (y) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the receiving party or its Affiliates, or their Representatives; or (z) was or becomes available to the receiving party, its Affiliates or their Representatives received by the receiving party from a third party who was not, at the time, under an obligation to the disclosing party or its Affiliates or their Representatives or any other Person to maintain the confidentiality of such Information.

“Continuing Party” has the meaning set forth in Section 14.4(a).

“Contract Year” means each successive twelve (12) month period during the Term, with the first Contract Year beginning on the Effective Date.

“Developed Intellectual Property” means all Intellectual Property made, invented, developed, created, conceived, or reduced to practice (a) as a result of work conducted pursuant to this Agreement or by a party or its Affiliate in its evaluation, use, or implementation of the other party’s Background Intellectual Property, or (b) by a receiving party or its Affiliate derived from or based on the other party’s or its Affiliate’s Confidential Information, in each case, including all rights in any patents or patent applications, copyrights, trade secrets, and other Intellectual Property rights relating thereto. For the removal of doubt, Developed Intellectual Property shall not include any know-how, trade secrets or patents currently controlled by or during this agreement developed by Nanophase and its Affiliates related to protection from and or prevention of damage from UV, HEV, IR, or pollution.

“Dispute” means any disagreement between the parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement, and includes any disagreement concerning (a) the parties’ entry into this Agreement and any terms or subject matter hereof; (b) the conduct of, or any action to be taken concerning, any aspect of this Agreement; or (c) any aspect of the ownership of, any rights to, or prosecution strategy or tactics for, any patents or patent applications covering, or any enforcement of or other proceeding concerning (including its relationship to any Background Intellectual Property) Developed Intellectual Property.

“Effective Date” has the meaning set forth in the preamble.

“Field of Use” means the personal care industry.

“First One-Time Fee” has the meaning set forth in Section 3.1.

“Force Majeure” has the meaning set forth in Section 16.1.

“Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, scientific, business, legal, patent, organizational, commercial, operational, or financial materials or information.

“Intellectual Property” means all patentable and unpatentable inventions, works of authorship or expression, including computer programs, data collections and databases, and trade secrets, and other Information.

“Joint Development Budget” means the budget developed by the parties for the Joint Development Costs during each Contract Year.

“Joint Development Costs” means all costs and expenses of any kind, incurred by or on behalf of, either party in performing its obligations under the Joint Development Project Plan or that are otherwise directly attributable to developing the Joint Development Product pursuant to and in accordance with the terms and conditions of this Agreement.

“Joint Development Product(s)” means any Coated Specialty Minerals products developed pursuant to a Joint Development Project Plan for application in the Field of Use.

“Joint Development Project” means the effort to develop one or more Joint Development Products for manufacture, commercialization and sale for application in the Field of Use in the Territory.

“Joint Development Project Plan” means the essential elements of a Joint Development Project for a Joint Development Product to be mutually agreed to by the Steering Committee, as such may be modified from time to time by mutual agreement of the Parties, including the Joint Development Budget and details concerning the scope of work, protocols, specifications, schedule of activities, timeline and milestones, the identity of the Joint Development Team Leaders and other participating personnel, payment and funding obligations, and other Joint Development Project requirements.

“Jointly-Owned Developed Intellectual Property” has the meaning set forth in Section 5.2.

“Joint Patent Team” means the team authorized to perform, direct, and manage all matters concerning the procurement, maintenance, and enforcement of rights in and to Jointly-Owned Developed Intellectual Property, including all patent application preparation and filing and patent protection and enforcement activities.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Materials” means chemical compounds, devices, equipment, or other research materials owned or controlled by a party relating and reasonably necessary for NANX and/or SCOA to perform its obligations under this Agreement.

“NANX Background Intellectual Property” means Intellectual Property controlled by NANX which are useful to permit SCOA or its Affiliates to perform its obligations under this Agreement and (a) were made, invented, developed, created, conceived, reduced to practice, or have a filing date before the Effective Date and are not Developed Intellectual Property; or (b) were acquired or developed by NANX during the Term of this Agreement, other than by joint acquisition or ownership with SCOA and are not Developed Intellectual Property, or (c) are pertaining to the development of industrial or personal care formulations, devices, or packaging; or (d) mineral coating compositions that are primarily designated for use on zinc oxide, titanium dioxide, ceria, or other UV attenuating minerals. NANX Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other Intellectual Property rights relating thereto.

“Non-Continuing Party” means the party that is not the Continuing Party.

“Non-Prosecuting Party” means the party that is not the Prosecuting Party.

“Notice of Dispute” has the meaning set forth in Section 15.1.

“Participant Invention” has the meaning set forth in Section 2.4 (b)(i).

“Participating Individual” has the meaning set forth in Section 2.4(b).

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Prosecuting Party” means the party having responsibility for preparing, filing, prosecuting, and maintaining certain specified Jointly-Owned Developed Intellectual Property patent applications and patents, as determined by the Joint Patent Team.

“Rejected Product” has the meaning ascribed thereto in Section 2.2(h).

“Representative” means a party’s and its Affiliates’ employees, officers, directors, consultants, and legal, technical, and business advisors.

“Royalty” has the meaning set forth in Section 2.6(a).

“SCOA Background Intellectual Property” means Intellectual Property controlled by SCOA (including Intellectual Property of its Affiliates engaged in the marketing and sale of products for use in the Field) which are useful to permit NANX to perform its obligations under this Agreement and (a) were made, invented, developed, created, conceived, reduced to practice, or have a filing date before the Effective Date and are not Developed Intellectual Property; or (b) were acquired by SCOA during the Term of this Agreement, other than by joint acquisition or ownership with NANX and are not Developed Intellectual Property. SCOA Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other Intellectual Property rights relating thereto.

“Second One-Time Fee” has the meaning set forth in Section 3.1.

“Steering Committee” has the meaning set forth in Section 2.2.

“Term” has the meaning set forth in Section 14.1.

“Termination Fee” has the meaning set forth in Section 14.2(b).

“Territory” means the world.

“Transition Assistance” has the meaning set forth in Section 14.4(a).

“Transition Notice” has the meaning set forth in Section 14.2(c).

“Transition Period” has the meaning set forth in Section 14.4(b).

2.          Joint Development Project.

2.1           Joint Development Project Activities. The parties have entered into this Agreement to jointly and collaboratively research and develop one or more Joint Development Products in the Field of Use as set forth in this Agreement.

(a)           The parties shall work together to develop one or more Joint Development Products in accordance with the respective Joint Development Project Plan which may be updated from time to time by agreement of the Parties.

(b)           Each party shall use Commercially Reasonable Efforts to:

(i)            perform its responsibilities in accordance with this Agreement and the Joint Development Project Plan and perform all Joint Development Project Plan requirements, including by meeting all Joint Development Project Plan timelines and milestones; and

(ii)           co-operate with and provide reasonable support to the other party in connection with the other party’s performance of its obligations under this Agreement including the Joint Development Project Plan.

(c)           The Joint Development Project is a research project and successful completion of a commercially marketable product is not assured. As long as a party uses its Commercially Reasonable Efforts to perform its obligations under this Agreement, including the Joint Development Project Plan, that party shall not be in default under this Agreement for any failure to achieve any particular result or milestone.

(d)           Except as otherwise provided herein, during the Term the parties shall:

(i)            work exclusively together to develop the Joint Development Product for the Field of Use; and

(ii)           except for its Representatives and permitted sublicensees acting within the scope of their express authorization under this Agreement, not enable any third party to develop, manufacture, or commercialize any product, method, process, or service that is derived from, incorporates, or otherwise uses any Developed Intellectual Property without the other party’s prior written consent.

2.2           Steering Committee.

(a)           The parties shall, within twenty (20) Business Days after the Effective Date, establish a management team for the Joint Development Project that shall include Three (3) executives or managers of each party or its Affiliates designated by that party who have expertise and authority to address the Joint Development Project’s research and development, regulatory, marketing, and Intellectual Property matters (“Steering Committee”). In accordance with the provisions and objectives of this Agreement and the Joint Development Project Plan, the Steering Committee shall:

(i)            determine the development strategy for the Joint Development Product;

(ii)           oversee, coordinate, and manage the parties’ activities under the Joint Development Project;

(iii)          ensure communication between the parties concerning the status and results of the Joint Development Project;

(iv)          exercise decision-making authority over all Joint Development Project activities and make all such decisions and take all such other actions as are delegated to it in this Agreement;

(v)           review and approve updates or amendments to the Joint Development Project Plan quarterly or as the Steering Committee otherwise determines is appropriate for the parties to achieve the Joint Development Project objectives; and

(vi)          perform such other functions as are appropriate to further the purposes of this Agreement as mutually determined by the parties.

(b)           The Steering Committee shall meet as needed but not less than once each quarter during the Term. Steering Committee meetings shall be held at times and places or in such form, such as by telephone or video conference, as the Steering Committee determines, except that in-person meetings of the Steering Committee will alternate between the parties’ offices and be held with all members in attendance at least twice per year, unless otherwise agreed by the parties. Any Steering Committee member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that Steering Committee member at any Steering Committee meeting on written notice to the other party at least five (5) Business Days before that Steering Committee meeting.

(c)            Subject to Section 2.4(b), each party may invite additional Representatives to attend Steering Committee meetings as observers or to make presentations, in each case without any voting authority, on written notice to the other party at least one (1) Business Day before the Steering Committee meeting that the Representative will attend.

(d)           SCOA shall appoint one of the Steering Committee members to act as the Steering Committee chairperson during the Term.

(e)            The Steering Committee chairperson shall be responsible for:

(i)             calling and presiding over each Steering Committee during his or her tenure as chairperson;

(ii)           preparing and circulating the agenda for each such meeting; and

(iii)         preparing draft minutes of each such meeting and providing a copy of the draft minutes to each Steering Committee member within fourteen (14) Business Days after each such meeting for approval, which shall be deemed to have been given unless the Steering Committee member objects within five (5) Business Days after receipt of the draft minutes.

(f)            Each Steering Committee member shall have one vote in any matter requiring the Steering Committee’s action or approval. All Steering Committee decisions shall be unanimous and no Steering Committee vote may be taken unless a majority of the Steering Committee members are present. The Steering Committee shall make all decisions and take other actions in good faith and with due care, after consideration of the information that is reasonably available to it, with the intention that the resulting decision or action shall:

(i)            not breach or conflict with any requirements or other provisions of this Agreement; and

(ii)           maintain or increase the likelihood that the parties will achieve the purposes and goals of the Joint Development Project, provided that, the Steering Committee is expressly prohibited from taking into account any interests of a party, or of any members of the Steering Committee, other than their respective interests in achieving the purposes and goals of the Joint Development Project.

(iii)         not in conflict with other business interests of NANX

(g)           Except as to those matters addressed in Section 2.2(h), if the Steering Committee cannot reach a unanimous decision at a regularly scheduled Steering Committee meeting or within five (5) Business Days thereafter, the matter shall be considered a Dispute under this Agreement and either party may thereafter initiate the dispute resolution procedure set forth in Section 15.

(h)           NANX shall present the Steering Committee with all proposed Joint Development Products based on ideas which may originate from either party. Notwithstanding anything herein to the contrary, the members of the Steering Committee appointed by SCOA shall have sole authority to approve the commencement of development on any proposed product. In the event that SCOA does not approve development of a product proposed by NANX (“Rejected Product”), NANX may develop such Rejected Product itself or in combination with one or more third parties and none of the restrictions to commercialization, marketing or sale of such Rejected Product (whether within or without the Field of Use) contained in this Agreement shall apply, provided, however, that to the extent a Rejected Product relies on the practice of any Jointly-Owned Developed Intellectual Property, the parties shall mutually agree on the terms under which NANX may license such intellectual property.

(i)            The Steering Committee has only the powers specifically delegated to it by this Agreement and has no authority to act on behalf of any party in connection with any third party. Without limiting the foregoing, the Steering Committee has no authority to, and shall not purport to or attempt to:

(i)            negotiate agreements on behalf of any party;

(ii)           make representations or warranties on behalf of any party;

(iii)         waive rights of any party;

(iv)          extend credit on behalf of any party; or

(v)           take or grant licenses of, transfer ownership, or otherwise encumber Intellectual Property on behalf of any party.

(j)            The Steering Committee shall keep each party fully informed of the status of the Joint Development Project.

(k)           Each party shall bear all expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

2.3          Conduct of the Joint Development Project.

(a)           Each party shall dedicate to the Joint Development Project appropriate time and involvement by its management, including regular participation in various meetings concerning the Joint Development Project.

(b)           Each Representative of a party who works on the Joint Development Project, attends any meeting concerning the Joint Development Project, including any Steering Committee meeting, or is given access to any of the other party’s Confidential Information (a “Participating Individual”), shall be bound by a written agreement requiring such Participating Individual to:

(i)           follow that party’s policies and procedures for reporting any inventions, discoveries, or other Intellectual Property or Information invented, conceived, developed, derived, discovered, generated, identified, or otherwise made by the Participating Individual that relates to the Joint Development Project (each a “Participant Invention”);

(ii)           assign to the party all of their right, title, and interest in and to the Participant Inventions, including all Intellectual Property rights relating thereto;

(iii)         cooperate in the preparation, filing, prosecution, maintenance, defense, and enforcement of any patent or other rights in any Participant Invention;

(iv)          perform all acts and sign, execute, acknowledge, and deliver any and all papers, documents, and instruments required to fulfill the obligations and purposes of that agreement; and

(v)           be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.

It is understood and agreed that any agreement required by this Section 2.3(b) does not need to be specific to this Agreement as long as the agreement provides for the binding obligations of the Participating Individuals as described in this Section 2.3(b).

(c)           All day-to-day decisions concerning matters and functions allocated or delegated to a party pursuant to the Joint Development Project Plan, unless expressly reserved in this Agreement for determination or approval by the Steering Committee, shall be deemed to be within the decision-making authority of that party; provided that all such decisions shall be consistent with the Joint Development Project, the scope of the allocation or delegation to that party under the Joint Development Project Plan, and the terms and conditions of this Agreement.

(d)           Each party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Joint Patent Team unless this Agreement, including the Joint Development Project Plan, expressly provides for that delegation or vesting of rights, or the parties otherwise expressly agree in writing in accordance with Section 16.12.

2.4          Joint Patent Team.

(a)            The parties shall establish and maintain throughout the term a Joint Patent Team. By and through their respective members of the Joint Patent Team, the parties shall use Commercially Reasonable Efforts to address all Intellectual Property matters that may arise under the Joint Development Project. Within twenty (20) Business Days after the Effective Date, each party shall appoint (i) at least one Representative who has patent expertise to the Joint Patent Team; and (ii) provide written notice to the other party identifying the Representative(s). Each party may, at its discretion, appoint successor or substitute members of the Joint Patent Team with Representatives having the same or equivalent qualifications as such members on at least twenty (20) Business Days prior written notice to the other party.

(b)           All decisions of the Joint Patent Team shall be unanimous. If the Joint Patent Team cannot reach a unanimous decision concerning any Intellectual Property issue arising under this Agreement within ten (10) Business Days, it shall refer the matter to the Steering Committee for further review and resolution by the Steering Committee.

(c)            The Joint Patent Team shall be responsible for:

(i)             reviewing, recommending, and approving all patent and other Intellectual Property related strategy and activities concerning or arising from the Joint Development Project Plan, including prosecution, protection, and enforcement, of patent and other Intellectual Property rights in the Developed Intellectual Property;

(ii)           periodically reporting to the Steering Committee on the status of the Developed Intellectual Property, including patent and other Intellectual Property matters affecting the development, commercialization, or manufacture of Joint Development Products; and

(iii)         in accordance with Section 14.4, deciding any patent or other Intellectual Property issues that may arise concerning or affecting the development, manufacture, or commercialization of the Joint Development Product during any Transition Period.

(d)           Unless the parties otherwise agree in writing, the Joint Patent Team shall continue to meet and confer from time to time after the expiration or termination of this Agreement, including during and after any Transition Period, solely as needed to coordinate the parties’ activities concerning the Jointly-Owned Developed Intellectual Property.

(e)            NANX shall name the team leader of the joint patent team.

(f)            The team leader of the joint patent team shall be responsible for

(i)             calling and presiding over each patent team meeting/call during his or her tenure as chairperson;

(ii)           preparing and circulating the agenda for each such meeting/call; and

(iii)         preparing draft minutes of each such meeting/call and providing a copy of the draft minutes to each patent team member within fourteen (14) Business Days after each such meeting for approval, which shall be deemed to have been given unless the patent team member objects within five (5) Business Days after receipt of the draft minutes.

2.5           Information and Material Exchange.

(a)            During the Term, each party shall provide to the other party reasonable access to its Representatives, facilities, books, and records, and such other Information that the providing party believes to be necessary or useful (i) to support the other party’s efforts to conduct its Joint Development Project Plan activities or (ii) for the other party to exercise its rights or meet its obligations under this Agreement, and any other Information that the other party reasonably requests for any of the purposes set forth in this Section 2.5(a). These required disclosures include all disclosures required by Section 5.1(a) and any design, development, manufacturing, clinical, pre-clinical, or non-clinical, testing, financial, marketing, sales, quality, and regulatory approval and compliance Information described in the preceding sentence.

(b)           To the extent any party provides the other with Materials for the purpose of pursuing the joint development, such Materials are provided “as is” without any warranties, express or implied.

(c)            All right, title, and interest in and to any Information or Materials a providing party provides to the receiving party, including any replication, copy, derivative, or progeny thereof, including all Intellectual Property rights relating to any of the foregoing, shall be, and remain, vested in the providing party.

2.6           Commercialization

The parties shall mutually agree to those Joint Development Products, if any, that shall be commercialized. A condition precedent to any commercialization shall be an agreement between NANX and SCOA for the manufacture by NANX of the Joint Development Product on behalf of SCOA and/or its Affiliates. Any such agreement shall include (without limitation):

(a)	A royalty payment to NANX of [***] percent ([***]%) of gross profit from the sale of the Joint Development Product (the “Royalty”) where “gross profit” is defined as the sales price less “cost of production” discounts, product returns, rebates;

(b)	NANX shall sell the Joint Development Product to SCOA or an Affiliate at NANX cost of production, where “cost of production” is defined as the total cost of manufacturing the product to include all raw materials, direct and indirect labor costs, packaging and labeling, consumables associated with quality assurance testing, utilities, maintenance, and depreciation associated with the unit operations required to produce the Joint Development Product;

(c)	A minimum term of ten (10) years terminable (i) for cause and (ii) a right to terminate in the event SCOA or an Affiliate acquires a Competing Product;

(d)	A mutual audit right permitting access to books and records to confirm sales and costs of production;

(e)	NANX shall sell the joint development products to SCOA or an Affiliate based on firm PO’s placed by SCOA or an Affiliate and receipt of quarterly Rolling, Non-Binding annual forecasts, with no associated minimum purchase obligation;

(f)	SCOA and its Affiliates shall have the exclusive right to purchase the Joint Development Product and NANX shall not sell any Joint Development Product to any other party; and

(g)	NANX appointed as the exclusive manufacturer for sales in the Territory, provided, however, that if NANX lacks the capacity to produce a sufficient quantity of a Joint development Product, NANX shall be required to contract with one or more third party manufacturers to make up any shortfall.

3.          Joint Development Budget and Costs. Should NANX capacity increase sufficiently to address the manufacturing requirements after a third party is named, then NANX shall be, at its discretion, permitted to move the manufacturing back to its facilities.

3.1           One Time Payments. Within thirty [30] Business Days of the Effective Date, SCOA shall pay to NANX a one-time fee of $250,000 (the “First One-Time Fee”) in consideration of NANX working exclusively with SCOA and its Affiliates in connection with the development of one or more Joint Development Products. Within thirty [30] Business Days of the Completed Development of the first three (3) products that result from this Agreement, and provided that neither party has terminated this Agreement pursuant to Section 14.2(a), SCOA shall pay to NANX a second, one-time fee of $125,000 (the “Second One-Time Fee”) in consideration of NANX working exclusively with SCOA and its Affiliates in connection with the development of one or more Joint Development Products. Within thirty (30) Business Days of the Completed Development of the second two (2) products that result from this Agreement, and provided that neither party has terminated this Agreement pursuant to Section 14.2(a), SCOA shall pay to NANX a third, one-time fee of $125,000 (the “Third One-Time Fee”) in consideration of NANX working exclusively with SCOA and its Affiliates in connection with the development of one or more Joint Development Products. Notwithstanding anything herein to the contrary, NANX may, subject to Section 2.2(h), develop any Rejected Product by itself or in combination with a third party. Should the Steering Committee, within thirteen (13) months of the Effective Date of this Agreement, fail to approve three (3) products for development, then both the Second One-Time Fee and the Third One-Time Fee shall be paid to NANX. Should the committee approve three (3) products for development within thirteen (13) months of the Effective Date yet fail to approve a second two (2) products for development within 24 months of the Effective Date then the Third One-Time Fee shall be paid to NANX.

3.2           Joint Development Budget. Within twenty (20) Business Days after the beginning of each Contract Year, the Steering Committee shall develop a Joint Development Budget for the Joint Development Project activities that will occur during that Contract Year and provide a copy of that Joint Development Budget to each party. The Joint Development Budget shall identify: (i) the budgeted cost for each activity set out in the Joint Development Project Plan; (ii) the party responsible for paying each budgeted cost; and (iii) the total Joint Development Cost and time required to complete any activity set out in the Joint Development Project Plan that will not be completed within that Contract Year. Each party is responsible for and shall timely pay the costs and expenses of any activity assigned to it under the Joint Development Budget as approved by the Steering Committee.

3.3           Cost Overrun. In each Contract Year, if a party determines that the budgeted cost for an activity set out in the Joint Development Budget for which it is responsible is likely to be exceeded or is exceeded by more than [***] percent ([***]%) in that Contract Year, it shall: (i) promptly inform the Steering Committee of the expected or actual cost overrun; and (ii) provide the Steering Committee with a detailed, written explanation for the cost overrun for that activity, and complete and accurate records substantiating the expected or actual cost overrun. At its next regularly scheduled meeting, the Steering Committee shall determine whether any, and to what extent, the cost overrun shall be absorbed by that party, reimbursed by the other party, or shared in some proportion between the parties. If the Steering Committee determines that any aspect of the cost overrun should be reimbursed by the other party, it shall prepare and approve an amended Joint Development Budget for that Contract Year and provide a copy to each party. No reimbursement of any cost overrun shall be made if the party seeking the reimbursement does not notify the other party within twenty (20) Business Days after the end of the Contract Year in which the cost overrun occurred.

4.          Background Intellectual Property Cross-License.

4.1           License to NANX. Subject to the terms and conditions of this Agreement, SCOA, on behalf of itself and its Affiliates, hereby grants to NANX during the Term a fully paid up, non-exclusive, royalty-free, non-transferable and non-sublicensable license under the SCOA Background Intellectual Property to: (i) develop a Joint Development Product for commercialization and use in the Territory and the Field of Use; and (ii) manufacture and use the Joint Development Product in the Field of Use in the Territory as reasonably necessary or useful for NANX to perform its development obligations under this Agreement.

4.2           License to SCOA. Subject to the terms and conditions of this Agreement, NANX, on behalf of itself and its Affiliates, hereby grants to SCOA during the Term a fully paid up, non-exclusive, royalty-free, non-transferable and sublicensable license under the NANX Background Intellectual Property to: (i) develop the Joint Development Product for commercialization and use solely in the Territory and the Field of Use; and (ii) manufacture and use the Joint Development Product in the Field of Use in the Territory as reasonably necessary or useful for SCOA or its Affiliates to perform its development obligations under this Agreement or under any toll manufacturing agreement between SCOA or an Affiliate and NANX. Notwithstanding any contrary language herein, SCOA may, without the consent of NANX, grant a sub-license to any Affiliate to the extent required to permit such Affiliate to participate in the development, manufacture and use of Joint Development Product.

4.3           No Further Rights. Notwithstanding any other provision in this Agreement, under no circumstances shall a party to this Agreement, as a result of this Agreement, have any right under or to the Background Intellectual Property of the other party except for the limited activities and purposes permitted by the licenses set forth in Section 4.1 and Section 4.2.

5.          Developed Intellectual Property.

5.1           Invention Disclosure and Record-Keeping.

(a)            Each party shall disclose to the other party all Developed Intellectual Property, including copies of all invention disclosures and other similar documents created in the normal course of its business that disclose any conception or reduction to practice of any Intellectual Property constituting Developed Intellectual Property. A party shall make all such disclosures to the other party at least fifteen (15) Business Days before any public disclosure of such Intellectual Property or any required submission to government agencies in compliance with the requirements of government supported research.

(b)           Each party shall maintain contemporaneous, complete, and accurate written records of its Representatives’ activities concerning Developed Intellectual Property that provide proof of the conception date and reduction to practice date of any Developed Intellectual Property for which the party’s Representative claims inventorship status.

5.2           Ownership of Developed Intellectual Property.

(a)            Regardless of inventorship, as between the parties, each party shall jointly own all right, title, and interest in and to Developed Intellectual Property invented, created, or otherwise originated jointly by its and/or the other party’s Representatives (the “Jointly-Owned Developed Intellectual Property”), and in each case the inventorship, creation, and other origination of the relevant Developed Intellectual Property and the rights of ownership shall be determined by U.S. patent and other applicable intellectual property law, as the case may be, regardless of the jurisdiction where the Developed Intellectual Property was invented, conceived, discovered, created, made, developed, reduced to practice, or otherwise perfected or exists.

(b)           Except as otherwise expressly provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right, title, or interest in or to any other Intellectual Property or Confidential Information of the other party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other party, or delivered by the other party, at any time pursuant to this Agreement.

For purposes of this definition only, “controlled” means, with respect to any Intellectual Property or Confidential Information, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a party and/or its Affiliates to grant the other party access, a license, or a sublicense to Intellectual Property or Confidential Information on the terms and conditions set forth in this Agreement without requiring a third party’s consent, or violating the terms of any agreement or other arrangement with or obligation to a third party existing at the time such party and/or its Affiliates would be required under this Agreement to grant the other party such access, license, or sublicense.

5.3           Developed Intellectual Property Cross-Licenses.

(a)            So long as the Parties have a toll manufacturing agreement or other commercial relationship between NANX and SCOA or one or more of its Affiliates for the manufacture and sale of any Joint Development Product and subject to the terms and conditions of this Agreement, NANX, on behalf of itself and its Affiliates, hereby grants to SCOA during the Term of this Agreement and any toll manufacturing agreement or other commercial relationship between NANX and SCOA or one or more of its Affiliates for the manufacture and sale of any Joint Development Product NANX hereby grants to SCOA an exclusive, non-transferable and sublicensable license under Jointly-Owned Developed Intellectual Property for the purpose of commercializing and selling any Joint Development Product. Notwithstanding any contrary language herein, SCOA may, without the consent of NANX, grant a sub-license to any Affiliate to the extent required to permit such Affiliate to market and sell such Joint Development Product.

(b)           So long as the Parties (or their Affiliates) have a toll manufacturing agreement or other commercial relationship between NANX and SCOA or one or more Affiliates for the manufacture and sale of any Joint Development Product and subject to the terms and conditions of this Agreement, SCOA, on behalf of itself and its Affiliates, hereby grants to NANX an exclusive, fully-paid, royalty-free, non-transferable and non-sublicensable license under Jointly-Owned Developed Intellectual Property for the purpose of manufacturing any Joint Development Product.

5.4           Developed Intellectual Property Ownership Disputes. The parties, through the Joint Patent Team, shall use Commercially Reasonable Efforts to address all issues concerning the ownership of, or any rights to, Developed Intellectual Property in a fair and equitable manner to achieve the goals of the Joint Development Project. If a Dispute arises concerning the Developed Intellectual Property and the Joint Patent Team is unable to resolve the Dispute within ten (10) Business Days after commencing discussions, it shall refer the matter to the Steering Committee for further review and resolution.

5.5           Patent Application Filing and Prosecution.

(a)            The Joint Patent Team shall determine which party shall be the Prosecuting Party and the patent filing strategy for any patent applications covering Jointly-Owned Developed Intellectual Property. The Prosecuting Party for the Jointly-Owned Developed Intellectual Property shall consult with the Joint Patent Team on all matters concerning the preparation, filing, prosecution, and maintenance of all patent applications, amendments, and other documents relating to any Jointly-Owned Developed Intellectual Property, including the selection of patent counsel to handle any patent matter concerning Jointly-Owned Developed Intellectual Property. The Prosecuting Party shall consider all Information the Joint Patent Team may provide concerning Jointly-Owned Developed Intellectual Property and implement all reasonable requests by the Joint Patent Team concerning the preparation, filing, prosecution, or maintenance of any Jointly-Owned Developed Intellectual Property patent applications, patents, or other Intellectual Property applications or registrations.

(b)           The Prosecuting Party shall promptly deliver to the Joint Patent Team copies of all patent applications, amendments, and other documents concerning any Developed Intellectual Property that is contemplated by the Prosecuting Party to be filed with any patent office within ten (10) Business Days before the filing. The Prosecuting Party shall notify the Joint Patent Team of the issuance of each Developed Intellectual Property patent and provide the issue date and patent number for each such patent within two (2) Business Days after issuance. The Joint Patent Team shall forward Information it receives from the Prosecuting Party under this Section 5.5(b) to the Non-Prosecuting Party.

(c)            At the request of a Prosecuting Party, the Non-Prosecuting Party shall make its Representatives reasonably available to the Prosecuting Party to the extent useful to assist the Prosecuting Party in the preparation, filing, prosecution, and maintenance of patent applications and patents concerning Developed Intellectual Property. The Non-Prosecuting Party shall execute and deliver to the Prosecuting Party all descriptions, applications, assignments, and other documents and instruments useful in carrying out the provisions of this Section 5.5(c).

(d)           This Agreement is intended to and hereby does serve, among other things, as a “joint research agreement” for purposes of Section 102(c) of the US Patent Act, 35 U.S.C. § 102(c). Each party shall provide the other party with all reasonable assistance and cooperation, including the preparation and filing of any terminal, or statutory, disclaimers and other documents, required to procure and preserve the protections under the Patent Act for all Developed Intellectual Property.

(e)            The parties shall share equally all costs and expenses relating to the preparation, filing, and prosecution of patent applications claiming jointly-owned Developed Intellectual Property and the maintenance of any resulting patents unless otherwise mutually agreed.

5.6           Contested Patent Office Proceedings Concerning Developed Intellectual Property.

(a)            Within two (2) Business Days after learning of any request for, or any filing or declaration of, any inter partes review, post-grant review, covered business method patent review, derivation, interference, opposition, or other patent office proceeding concerning any Developed Intellectual Property, the party learning of the request, filing, or declaration shall inform the other party of such patent office proceeding. The parties, through their respective members on the Joint Patent Team, shall determine a course of action for the patent office proceeding and the Joint Patent Team shall submit its recommendation to the Steering Committee for approval. The Prosecuting Party for the relevant Developed Intellectual Property patent application or patent shall participate and file papers in the patent office proceeding in accordance with the Joint Patent Team recommendation as approved by the Steering Committee. The parties shall provide each other with any Information or reasonable assistance that may be useful to pursue the approved course of action in the patent office proceeding. In addition, the Prosecuting Party shall:

(i)             deliver to the Joint Patent Team copies of all amendments and other documents that are contemplated by the Prosecuting Party to be filed in connection with the patent office proceeding within five (5) Business Days before the filing;

(ii)           provide a monthly written status report to the Joint Patent Team concerning the patent office proceeding; and

(iii)         notify the Joint Patent Team of the termination and result of each such patent office proceeding within two (2) Business Days after such termination.

The Joint Patent Team shall provide to the Non-Prosecuting Party copies of all amendments, documents, and reports the Prosecuting Party provides to the Joint Patent Team pursuant to this Section 5.6(a) and keep the Non-Prosecuting Party currently informed of the status of each such patent office proceeding.

(b)           Neither party shall initiate any reexamination, reissue, or other patent office proceeding concerning any Jointly-Owned Developed Intellectual Property without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(c)            The parties shall provide all information and assistance as the other party may reasonably request that may be useful in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Developed Intellectual Property.

6.          Confidentiality.

6.1           Confidentiality Obligations. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term hereof or the term of any toll manufacturing or other agreement between NANX and SCOA or any Affiliate of the manufacture of any Joint Development Product (whichever is longer) and for ten (10) years thereafter:

(a)            not use the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement; and

(b)           maintain the Disclosing Party’s Confidential Information in confidence and, subject to Section 6.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives (including for avoidance of doubt its Affiliates who will market and sell any Joint Development Products) who:

(i)             have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii)           have been apprised of this restriction; and

(iii)         provided that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, Section 6.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

6.2           Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)            To the extent legally permissible, provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 6; and

(b)           disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 6, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

7.          Publication.

7.1           Publication Approval. The Steering Committee shall determine the strategy for, and coordinate the publication and presentation of, any results or other data generated by the Joint Development Project pursuant to this Agreement.

7.2           Attribution. The publishing party shall ensure that any manuscript or presentation incorporating any Information concerning any aspect of the Joint Development Project includes recognition of the contributions of the non-publishing party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

8.          Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)            it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)           (i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party;

(c)            when executed and delivered by the party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms;

(d)           it is the legal and beneficial owner or has control (by ownership, license, or otherwise) of the entire right, title, and interest in and to its Background Intellectual Property;

(e)            it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Background Intellectual Property pursuant to the terms of this Agreement;

(f)            it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to the Background Intellectual Property, or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any party’s representations, warranties, or obligations or rights or licenses hereunder;

(g)           it is under no obligation to any third party that would interfere with its representations, warranties, or obligations under this Agreement; and

(h)           there neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving its Background Intellectual Property.

9.          Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS, ACCURACY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL, REGULATORY, OR OTHERWISE) OF THE JOINT DEVELOPMENT PROJECT OR ANY JOINT DEVELOPMENT PRODUCT OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY.

10.       Indemnification.

10.1        Indemnification Obligations. Each party shall indemnify, defend, and hold harmless the other party and its officers, directors, employees, agents, successors, and assigns against all Losses arising out of or resulting from any third party claim, suit, action, or proceeding related to or arising out of or resulting from (a) the other party’s breach of any representation, warranty, covenant, or obligation under this Agreement; or (b) use by a party of the other party’s Background Intellectual Property in connection with any activities performed pursuant to the Joint Development Project Plan (each an “Action”).

10.2        Indemnification Procedure. The indemnitee shall promptly notify indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor’s sole cost and expense. . The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor’s sole cost and expense. The indemnitor shall not settle any Action in a manner that adversely affects the indemnitee’s rights without the indemnitee’s prior written consent. The indemnitee’s failure to perform any obligations under this Section 10.2 shall not relieve the indemnitor of its obligation under this Section 10 except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

11.       Insurance. During the Term and for a period of Five (5) years after the Term, each party shall, at its sole cost and expense, obtain and maintain commercial general liability insurance in commercially reasonable amounts; provided that such amounts shall not be less than [***] US Dollars (US$[***]), that provide all liability coverage, including, but not limited to, personal injury, physical injury, or property damage arising out of the development, manufacture, use, and sale of the Joint Development Product and contractual liability coverage for its indemnification under this Agreement. On request by the other party, each party shall provide the other party with written evidence of the insurance.

12.       Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE, PROVIDED, HOWEVER, THESE LIMITATIONS SHALL NOT APPLY TO EITHER PARTY’s LIABILITY, IF ANY, FOR (a) CONTRIBUTION OR INDEMNITY WITH RESPECT TO LIABILITY TO THIRD PARTIES FOR PERSONAL INJURY, DEATH, OR DAMAGE TO TANGIBLE PROPERTY AS A RESULT OF THE PARTY’s WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (b) EXCEEDING THE SCOPE OF THE LICENSE IN Section 4 OR Section 5.3, OR (iii) BREACH OF Section 6.

13.       Bankruptcy.

13.1        Bankruptcy Code. All rights and licenses granted by one party to the other party under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” as such term is used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”).

13.2        Effect of Bankruptcy. Each party shall have the right to exercise all rights and elections under the Bankruptcy Code with respect to the Developed Intellectual Property, and Background Intellectual Property. Without limiting the generality of the foregoing, each party acknowledges and agrees that, if it becomes subject to any bankruptcy or similar proceeding subject to the other party’s rights of election, all rights and licenses granted to the other party under this Agreement shall continue subject to the terms and conditions of this Agreement, and shall not be affected, even by the rejection of this Agreement.

13.3        Bankrupt Party’s Continuing Obligations. If a bankruptcy or similar proceeding is commenced during the Term by or against either party then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, the bankrupt party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by that party. If (a) a bankruptcy case is commenced during the Term by or against a party, and (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) the other party elects to retain its rights hereunder as provided in the Bankruptcy Code, then the bankrupt party, subject to the bankruptcy case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to the other party within three (3) Business Days of the filing of the petition for bankruptcy protection copies of all Information necessary for that party to prosecute, maintain, and enjoy its ownership and license rights under the bankrupt party’s Background Intellectual Property and Developed Intellectual Property under the terms of this Agreement. All rights, powers, and remedies of the non-bankrupt party provided herein are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a bankruptcy case.

14.       Term and Termination.

14.1        Term. This Agreement shall be deemed to have commenced on the Effective Date and, unless terminated earlier in accordance with Section 14.2 or Section 14.3, shall remain in force for a period of ten (10) years after the Effective Date (“Term”).

14.2        Termination for Convenience.

(a)            Notwithstanding any other provision of this Agreement to the contrary, within twenty (20) days after the First (1st) year anniversary of the Effective Date, either party may in its sole discretion, by written notice, terminate this Agreement if the Steering Committee fails to approve at least three (3) products for development. If NANX exercises its right under this Section 14.2(a), then NANX shall refund to SCOA the full amount of the First One Time Fee on or before the date that is fifty (50) days after the First (1st) year anniversary of the Effective Date.

(b)           Notwithstanding any other provision of this Agreement to the contrary, and provided that no party has exercised its right under Section 14.2(a), at any time after the First (1st) year anniversary of the Effective Date, either party may terminate this Agreement in its sole discretion, for any or no reason, (“Non-Continuing Party”) by providing forty-five (45) Business Days’ prior written notice in accordance with the terms of Section 16.5 to the other party together with a termination fee of two hundred fifty thousand] US dollars (US$250,000) (the “Termination Fee”). For avoidance of doubt, if a party has exercised its right under Section 14.2(a), neither party shall be liable to the other for payment of a Termination Fee under this Section 14.2(b).

(c)            The other party, may, at its option continue to develop the Joint Development Product solely and independently pursuant to Section 14.4 if within twenty (20) Business Days after the Non-Continuing Party’s written termination notice under Section 14.2(a), the other party provides written notice to the Non-Continuing Party in accordance with the terms of Section 16.5 of its election (“Transition Notice”). If the other party does not timely provide a Transition Notice to the Non-Continuing party within the period set out in this Section 14.2(c) this Agreement shall terminate effective as of the date provided in the written notice of termination.

(d)           If, at any time, any party fails to achieve a milestone identified in the Joint Development Project Plan, the parties may mutually terminate the Agreement or agree, in writing, to an amendment of the Joint Development Project Plan extending the due date of the required milestone performance.

14.3        Termination for Cause.

(a)            Either party may terminate this Agreement if the other party breaches this Agreement and (if such breach is curable) fails to cure such breach within twenty (20) Business Days of being notified in writing to do so; provided, however, such cure period shall be extended an additional twenty (20) Business Days if the breaching party has begun good faith efforts to remedy such breach and provides a written explanation to the non-breaching party of the reasons for the breach, actions it is taking to remedy the breach, and why it believes it can remedy the breach within the additional twenty (20) Business Day period.

(b)           Either party may terminate this Agreement if the other party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within forty (40) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c)            Either party may terminate this Agreement if the other party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than ten (10) Business Days after being notified in writing to make such payment.

The non-breaching party shall provide written notice of its termination of this Agreement to the breaching party and termination shall be effective as of the effective date of the notice in accordance with the terms of Section 16.5, provided, however, that the non-breaching party may elect to continue developing the Joint Development Product by notifying the breaching party of this election. Such notice shall be deemed to be a Transition Notice. Should SCOA breach this Agreement and fail to remedy such breach as outlined in Paragraph 14.3 (a), NANX shall have full right to terminate the agreement with no obligation to repay any of the One-Time Fees it has been paid up to and including the date of Termination.

14.4        Transition.

(a)            A party providing a Transition Notice (“Continuing Party”) is solely responsible for its costs and expenses for the development of the Joint Development Product incurred on or after the effective date of the Transition Notice. The Non-Continuing Party shall use Commercially Reasonable Efforts to promptly transfer all development, commercialization, and manufacturing responsibilities (to the extent applicable) to the Continuing Party (“Transition Assistance”), provided that, except as otherwise provided in this Section 14.4 or elsewhere in this Agreement, the Non-Continuing Party has no obligation to:

(i)             perform any development, commercialization, or manufacturing activities on or after the effective date of the Transition Notice, or

(ii)           incur any expenses in connection with this Agreement on or after the end of the Transition Period, except for its internal costs in transferring its development, commercialization, or manufacturing activities to the Continuing Party.

(b)           Except as otherwise agreed to in writing by the parties or as provided in this Section 14.4, the Non-Continuing Party shall:

(i)             complete its Transition Assistance as soon as practicable and, in any event, no later than six (6) months after the effective date of the Transition Notice (“Transition Period”);

(ii)           during the Transition Period, (A) use Commercially Reasonable Efforts to promptly make all of its Joint Project Team members and related resources available to the Continuing Party as the Continuing Party may reasonably request; and (B) by the end of the Transition Period, transfer copies of all relevant Information arising from or concerning the Joint Development Project to the Continuing Party and assign to the Continuing Party or its designee its entire right, title, and interest therein; and

(iii)         to the extent permitted by any relevant third-party agreements, use Commercially Reasonable efforts to (A) assign its rights or grant sufficient rights under all third-party agreements to the Continuing Party to the extent that the agreements relate predominantly to the Joint Development Project and, upon such assignment, the Continuing Party shall assume all rights and obligations under such agreements; and (B) assist the Continuing Party to assume management of such agreements.

14.5        Effect of Termination.

(a)            Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date of expiration or termination. Any expiration or termination of this Agreement shall not preclude either party from pursuing all rights and remedies it may have hereunder at Law or in equity with respect to any breach of this Agreement nor prejudice either party’s right to obtain performance of any obligation. On any expiration or termination of this Agreement, each party shall, subject to Section 14.4, immediately cease all activities concerning the Joint Development Project.

(b)           On expiration or termination of this Agreement under Section 14.2 or Section 14.3 all licenses to Background Intellectual Property granted under this Agreement shall automatically terminate as of the effective date of such expiration or termination, provided, however, that if a party has the right to continue developing the Joint Development Product and provides a Transition Notice, including a deemed Transition Notice, to the other party under Section 14.2, or Section 14.3, all licenses to Background Intellectual Property and Developed Intellectual Property granted to the Continuing Party shall continue in full force and effect during any Transition Period and for a period of five (5) years thereafter solely for the purpose of development of the Joint Development Product.

(c)            Upon the later of (i) expiration or termination of this Agreement or (ii) any toll manufacturing agreement or other commercial relationship between NANX and SCOA or an Affiliate for the manufacture and sale of any Joint Development Product under which rights to the Jointly-Owned Developed Intellectual Property and Joint development Product(s) have been mutually licensed, the Parties shall mutually agree on their respective rights in and to the Jointly-Owned Developed Intellectual Property and Joint development Product(s). In the absence of agreement, each Party shall have the rights of a joint owner under law.

14.6        Survival. The rights and obligations of the parties set forth in this Section 14.6 and Section 1 (Definitions), Section 5 (Developed Intellectual Property), Section 6 (Confidentiality), Section 8 (Mutual Representations and Warranties), Section 10 (Indemnification), Section 14.4 (Transition), Section 14.5 (Effect of Termination), and Section 16 (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

15.       Dispute Resolution.

15.1        Dispute Resolution Objective. The parties recognize that Disputes may arise that might not be resolved by the Steering Committee. It is the parties’ objective to establish procedures to facilitate the resolution of all Disputes in an expedient manner by mutual cooperation and without resort to litigation. Unless otherwise expressly provided in this Agreement and except for any claims for equitable relief, all Disputes will be subject to this Section 15. Either party may initiate the dispute resolution procedure of this Section 15 by giving the other party written notice in accordance with the terms of Section 16.5 of any dispute (“Notice of Dispute”).

15.2        Negotiation and Mediation.

(a)            The parties shall attempt in good faith to initially resolve any Dispute promptly by negotiation between executives of each party having greater seniority than the party’s steering committee members. Within five (5) Business Days of a Notice of Dispute provided to a party in accordance with Section 16.5, executives of each party having greater seniority than the party’s steering committee members shall meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.

(b)           If the Dispute is not resolved within thirty (30) Business Days following the Notice of Dispute, the parties shall initiate mediation proceedings under the procedures set forth in the American Arbitration Association, Commercial Arbitration Rules and Mediation Procedures and Supplementary Rules for the Resolution of Patent Disputes. All negotiations pursuant to this Section 15.2(b) are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. The parties will share equally the costs of any such mediation.

15.3        Arbitration.

(a)            In the event the parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 15.2 within sixty (60) Business Days after the Notice of Dispute, the parties shall submit the Dispute to binding arbitration before a panel of three arbitrators. Within twenty (20) days of service of the Notice of Dispute, each party shall select an arbitrator, who is not employed by or a consultant to either party, and the two selected arbitrators shall select a third arbitrator, who is not employed by or a consultant to either party. Any arbitrator chosen hereunder shall have reasonable educational training and industry experience relevant to the particular Dispute.

(b)           The arbitration shall be held in accordance with the American Arbitration Association, Commercial Arbitration Rules and Mediation Procedures and Supplementary Rules for the Resolution of Patent Disputes. The place of arbitration shall be in New York, NY. The arbitrator(s) shall make a decision concerning the Dispute and shall set forth findings of fact and conclusions of law.

(c)            The decision shall be binding on the parties and shall be final and non-appealable. Any decision by the arbitrator(s) shall not be interpreted as an admission against interest of any party and shall not be admissible as evidence in any subsequent court action with a third party. The arbitrator(s) shall not award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages for any Dispute.

(d)           The parties shall share equally the costs of any arbitration pursuant to this Section 15.3.

15.4        No Court Proceedings. Unless otherwise provided elsewhere in this Agreement, no party may institute any court proceedings concerning any Dispute. The dispute resolution procedure of this Section 15 is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving Disputes. Notwithstanding the foregoing, the parties may initiate court proceedings in a court of competent jurisdiction (a) for Disputes concerning the scope, validity, enforceability, or infringement of Intellectual Property concerning the manufacture, use, importation, offer for sale, or sale of Joint Development Product; (b) to enforce any arbitration award between the parties; or (c) for claims for equitable relief.

16.       Miscellaneous.

16.1        Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a)            acts of God;

(b)           flood, fire, or explosion;

(c)            war, terrorism, invasion, riot, or other civil unrest;

(d)           embargoes or blockades in effect on or after the date of this Agreement;

(e)            national or regional emergency;

(f)            any passage of law or governmental order, rule, regulation, or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or

(g)           national or regional shortage of adequate power or telecommunications or transportation facilities.

(each of the foregoing, a “Force Majeure”), in each case, provided that (i) such event is outside the reasonable control of the affected party; (ii) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (iii) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. All timelines in the Joint Development Project Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

16.2        Further Assurances. Each party shall, upon the reasonable request of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

16.3        Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

16.4        No Public Statements or Use of Trademarks. Other than those required by statute (e.g. U.S. Securities and Exchange Commission disclosure requirements), neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

16.5        Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to NANX:	1319 Marquette Drive Romeoville, IL 60446 Facsimile: 630.771.0825 Email: jjankowski@nanophase.com Attention: President & Chief Executive Officer
If to SCOA:	300 Madison Avenue New York, NY 10017-9096 Email: nobuhiro.uchida@sumitomocorp.com Title: Director, Life Science Unit, Chemicals and Electronics Group Attention: Nobuhiro Uchida

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fourth (4th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

16.6        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

16.7        Privileged Communications. It is expected that, in furtherance of this Agreement, the parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between the parties, including the community of legal interests in avoiding infringement of any valid, enforceable third-party patents and in obtaining patent protection for Developed Intellectual Property.

16.8        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.9        Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

16.10     Assignment. Neither party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other party’s prior written consent. Neither party shall withhold its permission for assignment, except for where such assignment is to a company or organization that the surviving party to this Agreement deems a competitor within the Field of Use and within the scope of the Joint Development Products. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving a party (regardless of whether that party is a surviving or disappearing entity) shall not be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other party’s prior written consent is required. No delegation or other transfer will relieve the other party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 16.10 is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

16.11     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

16.12     Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.13     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.14     Governing Law; Submission to Jurisdiction.

(a)            This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b)           Any Dispute for which a party is permitted to bring a court proceeding shall be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

16.15     Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a party may bring such a court proceeding.

16.16     Equitable Relief. In any claim for equitable relief, each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

16.17     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

NANOPHASE TECHNOLOGIES CORPORATION

By	/s/ JESS JANKOWSKI
Name:	Jess Jankowski
Title:	President & Chief Executive Officer

SUMITOMO CORPORATION OF AMERICAS

By	/s/ TAKUYA TSUJIGAKI
Name:	Takuya Tsujigaki
Title:	Senior VP & GM – Chemicals and Electronics Group